Exhibit 99.1

CONTACT:	Kim Rudd / Tabatha Santiago
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre / Jamie Baird
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2020 FINANCIAL RESULTS

~ Fiscal 2020 Sales Increase 4.7% to a Record $1.3 Billion ~

~ Provides Update on Actions to Mitigate Impact of COVID-19 Pandemic ~

~ Not Issuing Fiscal 2021 Guidance Due to Uncertainty Related to COVID-19 ~

~ Expands Collaboration with Amazon.com to Provide Tire Installation Services ~

~ Draws Down $350 Million on Revolving Credit Facility to Maximize Financial Flexibility ~

~ Announces Planned Closure of 42 Stores as Part of Portfolio Optimization ~

~ Declares Quarterly Cash Dividend of $.22 Per Share ~

ROCHESTER, N.Y. – May 28, 2020 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 28, 2020, in-line with the Company’s business update provided on April 2, 2020.

Fourth Quarter Results

Sales for the fourth quarter of the fiscal year ended March 28, 2020 (“fiscal 2020”) decreased 0.4% to $286.1 million, as compared to $287.2 million for the fourth quarter of the fiscal year ended March 30, 2019 (“fiscal 2019”). The total sales decrease for the fourth quarter of $1.1 million was driven by a comparable store sales decline of 9.5%, partially offset by sales from new stores of $23.5 million, including sales from recent acquisitions of $21.9 million. The decline in comparable store sales was primarily driven by a substantial decrease in traffic related to the COVID-19 pandemic late in the quarter, as well as mild winter weather in the Company’s Northern markets in January and February. Comparable store sales were down approximately 8% for maintenance services, 9% for tires, 10% for front end/shocks and 11% for brakes and alignments compared to the prior year period.

Gross margin decreased 260 basis points to 35.7% in the fourth quarter of fiscal 2020 from 38.3% in the prior year period, primarily due to lower comparable store sales, which resulted in higher fixed distribution and occupancy costs as a percentage of sales, as well as lower vendor rebates due to slower inventory turns compared to the prior year period, which resulted in higher material costs as a percentage of sales. Total operating expenses increased $20.1 million to $101.7 million, or 35.5% of sales, as compared to $81.6 million, or 28.4% of sales in the prior year period. The year-over-year dollar increase includes $4.3 million in impairment costs associated with planned store closures, $2.3 million in additional store impairment costs, $1.0 million in incremental costs related to the Company’s Monro.Forward initiatives, as well as expenses from 86 net new stores compared to the prior year period and incremental costs in the fourth quarter of fiscal 2020 related to COVID-19. The increase in operating expenses as a percentage of sales in the fourth quarter of fiscal 2020 compared to the previous year period was also driven by a decrease in comparable store sales.

Operating income for the fourth quarter of fiscal 2020 was $0.4 million, or 0.1% of sales, as compared to $28.5 million, or 9.9% of sales, in the prior year period. Interest expense was $7.1 million for the fourth quarter of fiscal 2020, as compared to $6.8 million for the fourth quarter of fiscal 2019.

Net loss for the fourth quarter of fiscal 2020 was $3.8 million, as compared to net income of $16.8 million in the same period of the prior year. Diluted loss per share for the fourth quarter of fiscal 2020 was $.12, compared to diluted earnings per share of $.50 in the fourth quarter of fiscal 2019. Adjusted diluted earnings per share, a non-GAAP measure, for the fourth quarter of fiscal 2020 was $.08, which excluded $.10 per share of impairment costs related to planned store closures, $.05 per share of additional store impairment costs, $.03 per share of costs related to Monro.Forward initiatives, $.01 per share of costs related to litigation settlements and $.01 per share of one-time costs related to the Company’s headquarters expansion. This compares to adjusted diluted earnings per share of $.52 in the fourth quarter of fiscal 2019, which excluded $.01 per share of costs related to Monro.Forward initiatives and $.01 per share of costs related to acquisition due diligence and integration. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Income tax benefit in the fourth quarter of fiscal 2020 was $2.8 million compared to an income tax expense of $4.6 million in the prior year period.

During the fourth quarter of fiscal 2020, the Company opened three company-operated stores and closed nine company-operated stores, ending the quarter with 1,283 company-operated stores and 98 franchised locations.

“Promoting health and safety across all aspects of our business remains our top priority as we work to continue to serve our customers, and I would like to thank all our teammates for their incredible work during these unprecedented times. Our fourth quarter performance was challenged by mild winter weather conditions in January and February, and while we saw improved comparable store sales performance with the onset of spring weather in early March, we experienced a substantial drop in traffic due to the impact of the COVID-19 restrictions in the second half of the month. In response to COVID-19, we took a number of proactive steps to mitigate near-term headwinds and maximize our financial flexibility, which we believe position us well to drive business continuity through the pandemic. Further, we are focused on streamlining our operations and implementing our investments in technology, which we believe will support our broader strategy and allow us to drive a stronger operating performance moving forward,” said Brett Ponton, President and Chief Executive Officer.

Ponton continued, “Overall, while our operations continue to be significantly impacted by COVID-19, with comparable store sales declines in April and May month-to-date of approximately 41% and 24%, respectively, we are encouraged by the gradual improvement in traffic we have seen towards the end of May as stay-at-home orders are lifted across the nation. While we navigate this uncertain environment, we are focused on the elements of the business within our control, including advancing our Monro.Forward initiatives as we look forward to continuing to deliver long-term, sustainable value once the pandemic subsides.”

Fiscal Year Results

Sales for fiscal 2020 increased 4.7% to a record $1.257 billion, up from $1.200 billion in fiscal 2019. The total sales increase of $56.3 million for the fiscal year was driven by an increase in sales from new stores of $83.3 million, including sales from recent acquisitions of $73.2 million. Comparable store sales were down 2.3%, compared to an increase of 0.4% in the prior year on a reported basis, or an increase of 2.3% when adjusted for days. Comparable store sales were down approximately 1% for brakes, 2% for tires and maintenance services and 3% for alignments and front end/shocks compared to the prior year.

Gross margin for fiscal 2020 was 37.9% of sales, compared to 38.8% in the prior year, primarily due to lower comparable store sales, which resulted in higher fixed distribution and occupancy costs as a percentage of sales.

Total operating expenses for fiscal 2020 were $375.0 million, or 29.8% of sales, compared to $338.5 million, or 28.2% of sales in the prior year. The dollar increase primarily represents store impairment costs, increased costs related to the Company’s Monro.Forward initiatives and expenses related to 86 net new stores.

Operating income was $101.7 million, or 8.1% of sales, compared to $126.7 million, or 10.6% in the prior year. Interest expense was $28.2 million in fiscal 2020 as compared to $27.0 million in fiscal 2019.

Net income for fiscal 2020 was $58.0 million, or $1.71 per diluted share, as compared to $79.8 million, or $2.37 per diluted share in fiscal 2019. Adjusted diluted earnings per share, a non-GAAP measure, for fiscal 2020 was $2.00, which excluded $.15 per share of store impairment costs, $.09 per share of costs related to Monro.Forward initiatives, $.03 per share of costs related to acquisition due diligence and integration and $.02 per share of additional one-time costs related to litigation settlements and the Company’s headquarters expansion. This compares to adjusted diluted earnings per share of $2.40 in fiscal 2019, which excluded $.06 per share in costs related to Monro.Forward initiatives and a net $.03 per share benefit from other items. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

COVID-19 Update

Government authorities’ actions to curb the COVID-19 pandemic have resulted in a substantial decrease in traffic since mid-March, which adversely impacted Monro’s financial results in the fourth quarter of fiscal 2020 and has continued to significantly affect the Company’s performance in the first quarter of the fiscal year ending March 27, 2021 (“fiscal 2021”) to date.

Monro is closely monitoring updates from local, federal and state officials. The Company’s stores have been deemed essential services and continue to operate on reduced hours, even in states where “stay-at-home” orders remain in place. Monro’s top priority continues to be the health and safety of its teammates and customers. To that end, the Company has implemented stringent safety protocols, robust sanitation and cleaning measures, contactless services, working remotely where possible and extended paid time-off for teammates who have been impacted by COVID-19.

In response to COVID-19, the Company has implemented and continues to adjust comprehensive business contingency plans to ensure that its stores are operating efficiently. Given the prevailing uncertain market conditions, the Company has taken precautionary steps to further mitigate near-term headwinds and strengthen its financial position, including:

•	deferring non-critical capital expenditures, including its store rebrand and reimage initiative;

•	reducing store hours and store labor to match demand;

•	reducing selling, general and administrative expenses;

•	temporarily pausing acquisition activity; and

•	bolstering its working capital position.

To maximize its financial flexibility, the Company drew down the remaining $350 million from its revolving credit facility at the end of March. Cash and cash equivalents are approximately $375 million as of May 26, 2020. With a solid balance sheet and ample liquidity, Monro firmly believes it is well-positioned to navigate the current environment.

Expanded Collaboration with Amazon.com

The Company announced today it has expanded its collaboration with Amazon.com to provide tire installation services at over 200 additional Monro retail tire and automotive service locations in seven additional states across the Western and Eastern regions of the United States, increasing the amount of service locations to over 1,000 stores. By July 2020, Monro expects to have rolled out its Amazon tire installation services to all of its more than 1,200 locations in 32 states.

Real Estate Portfolio Optimization

The Company also announced today that it closed six stores during the fourth quarter of fiscal 2020 as part of a planned portfolio optimization. Monro assessed its real estate portfolio and identified underperforming stores for closure as part of its Monro.Forward strategy. This adjustment was planned in accordance with its analytical model and is not in response to COVID-19. The Company expects to complete the optimization of its real estate portfolio with the closure of an additional 36 stores by the end of the first quarter of fiscal 2021. As a result of these 42 store closures, the Company recorded impairment costs of $4.3 million in the fourth quarter of fiscal 2020 and expects to incur approximately $2.5 million of store closure costs in the first quarter of fiscal 2021. The Company estimates that these store closures will improve operating income by approximately $5.1 million on an annual basis.

Quarterly Cash Dividend

The Company also announced today that its Board of Directors has declared a quarterly cash dividend of $.22 per share on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend is payable on June 22, 2020 to shareholders of record at the close of business on June 8, 2020.

Company Outlook

Due to the uncertainty of the duration and magnitude of the COVID-19 pandemic impact, Monro is not providing fiscal 2021 guidance at this time. The Company currently anticipates the greatest impact from COVID-19 in fiscal 2021 will occur in the first quarter.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, May 28, 2020 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13704065. A replay will be available approximately two hours after the recording through Thursday, June 11, 2020 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13704065. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com. An archive will be available at this website through June 11, 2020.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,278 Company-operated stores, 98 franchised locations, eight wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 32 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and Western United States. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “assume,” “project,” “believe,” “could,” “may,” “will,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the duration and scope of the COVID-19 pandemic and its impact on our customers, executive officers and employees, the effect of economic conditions, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 30, 2019 and Form 10-K for the fiscal year ended March 28, 2020, which the Company intends to file with the Securities and Exchange Commission in June. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

###

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2020	2019	% Change
Sales	$286,066	$287,203	(.4%)
Cost of sales, including distribution and occupancy costs	183,979	177,126	3.9%

Gross profit	102,087	110,077	(7.3%)
Operating, selling, general and administrative expenses	101,683	81,623	24.6%

Operating income	404	28,454	(98.6%)
Interest expense, net	7,113	6,834	4.1%
Other (income)/loss, net	(128)	179	(172.1%)

(Loss)/income before income taxes	(6,581)	21,441	(130.7%)
(Benefit from)/provision for income taxes	(2,805)	4,625	(160.6%)

Net (loss)/income	$(3,776)	$16,816	(122.5%)

Diluted (loss)/earnings per share	$(.12)	$.50	(124.0%)

Weighted average number of diluted shares outstanding	33,284	33,866
Number of stores open (at end of quarter)	1,283	1,197

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March
	2020	2019	% Change
Sales	$1,256,524	$1,200,230	4.7%
Cost of sales, including distribution and occupancy costs	779,866	735,002	6.1%

Gross profit	476,658	465,228	2.5%
Operating, selling, general and administrative expenses	374,956	338,485	10.8%

Operating income	101,702	126,743	(19.8%)
Interest expense, net	28,213	27,013	4.4%
Other income, net	(785)	(630)	24.6%

Income before provision for income taxes	74,274	100,360	(26.0%)
Provision for income taxes	16,250	20,608	(21.1%)

Net income	$58,024	$79,752	(27.2%)

Diluted earnings per common share	$1.71	$2.37	(27.8%)

Weighted average number of diluted shares outstanding	33,953	33,675

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 28, 2020	March 30, 2019
Assets
Cash	$345,476	$6,214
Inventories	187,441	171,038
Other current assets	63,103	62,655

Total current assets	596,020	239,907
Property, plant and equipment, net	328,637	312,552
Finance lease and financing obligation assets, net	196,575	128,029
Operating lease assets, net	199,729	—
Other non-current assets	728,496	631,800

Total assets	$2,049,457	$1,312,288

Liabilities and Shareholders’ Equity
Current liabilities	$254,936	$218,447
Long-term debt	566,400	137,682
Long-term finance leases and financing obligations	298,373	238,089
Long-term operating lease liabilities	170,954	—
Other long-term liabilities	24,354	18,560

Total liabilities	1,315,017	612,778
Total shareholders’ equity	734,440	699,510

Total liabilities and shareholders’ equity	$2,049,457	$1,312,288

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal March		Twelve Months Ended Fiscal March
	2020	2019	2020	2019
Diluted EPS *	$(0.12)	$0.50	$1.71	$2.37
Store impairment charge	0.15	—	0.15	—
Monro.Forward initiative costs	0.03	0.01	0.09	0.06
Acquisition due diligence and integration costs	—	0.01	0.03	0.02
Litigation settlement costs	0.01	—	0.01	—
Headquarters expansion costs	0.01	—	0.01	—
Corporate and field management realignment costs	—	—	—	0.01
One-time income tax benefit	—	—	—	(0.06)

Adjusted Diluted EPS *	$0.08	$0.52	$2.00	$2.40

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal		Twelve Months Ended Fiscal
	March		March
	2020	2019	2020	2019
Net Income	$(3,776)	$16,816	$58,024	$79,752
Store impairment charge	6,579	—	6,579	—
Monro.Forward initiative costs	1,291	341	3,976	2,543
Acquisition due diligence and integration costs	159	310	1,363	740
Litigation settlement costs	250	—	250	—
Headquarters expansion costs	346	—	346	—
Corporate and field management realignment costs	—	—	—	350
One-time income tax benefit	—	—	—	(2,050)
Provision for income taxes	(2,070)	(156)	(3,023)	(869)

Adjusted Net Income	$2,779	$17,311	$67,515	$80,466

*

Diluted shares used for the calculation of Diluted EPS for the quarter ended March 2020 of 33,284,000 shares exclude 611,000 weighted average shares outstanding for stock options and other securities that are anti-dilutive. These 611,000 weighted average shares outstanding are included in the 33,895,000 shares used for the calculation of Adjusted Diluted EPS for the quarter ended March 2020.